Exhibit 10.74

as of May 29, 2002

Workflow Management, Inc.
240 Royal Palm Way
Palm Beach, Florida 33480

Attention: Mike Schmickle, Chief Financial Officer

Re:    Amended and Restated Limited Waiver and Amendment

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of March 10, 2000 (as heretofore amended and in effect on the date hereof, the “Credit Agreement”), among WORKFLOW MANAGEMENT, INC., a Delaware corporation, and DATA BUSINESS FORMS LIMITED, a corporation organized and existing under the laws of Ontario (the “Borrowers”), the lending institutions from time to time party thereto (the “Lenders”), FLEET NATIONAL BANK, as administrative agent for itself and the other Lenders (the “Agent”), BANK ONE, N.A., as syndication agent, and BANK OF AMERICA, COMERICA BANK and UNION BANK OF CALIFORNIA, N.A., as co-agents for the Lenders. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrowers, the Agent and the Lenders have previously entered into a Limited Waiver and Amendment, dated as of April 29, 2002 (as amended and in effect as of the date hereof, the “Original Waiver”); and

WHEREAS, the Borrowers, the Agent and the Lenders party hereto wish to amend and restate the Original Waiver in its entirety as herein provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree that the Original Waiver shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein.

The Borrowers have informed the Agent that they were not in compliance with (i) the Leverage Ratio covenant contained in Section 8.09(a) of the Credit Agreement as at January 31, 2002 and as at April 30, 2002 (the “Total Leverage Defaults”) and (ii) the Senior Leverage Ratio covenant contained in Section 8.09(b) of the Credit Agreement as at April 30, 2002 (the “Senior Leverage Default” and together with the Total Leverage Defaults, the “Specified Defaults”), which such non-compliance constitutes Events of Default under Section 9.03(a) of the Credit Agreement. The Borrowers have requested that each of the Agent and the Required Lenders amend the Leverage Ratio covenant referred to in clause (i) above and waive each of the Total Leverage Default as at January 31, 2002 and the Senior Leverage Default.

1.    Waivers.    Subject to the satisfaction of the conditions set forth below, for the period commencing on April 30, 2002 and ending on the Waiver Termination Date (as defined below) only (the “Limited Waiver Period”), each of the Agent and the Required Lenders hereby agree to:

(a)	waive the Total Leverage Default as at January 31, 2002; and

(b)	waive the Senior Leverage Default.

2.    Amendments.    Subject to the satisfaction of the conditions set forth below, from and after the date of this letter agreement, the Credit Agreement is hereby amended as follows:

(i) Section 8.09(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)
The Borrowers will not permit the Leverage Ratio of Workflow as at the end of any fiscal quarter of Workflow ended during any period set forth in the table below to be greater than the Leverage Ratio set forth opposite such period:

Period	Leverage Ratio
April 30, 2002 through July 30, 2002	4.15:1.00
July 31, 2002 and thereafter	3.75:1.00

(ii) The following new Section 8.14 is hereby added to the Credit Agreement in its appropriate place in the numeric order:

“8.14    Minimum Cumulative Consolidated EBITDA.    The Borrower will not permit, as at the last day of any calendar month set forth in the table below, Consolidated EBITDA of the Borrower and its Subsidiaries for such calendar month and all prior calendar months to the extent included in such table, to be less than the amount set forth opposite such calendar month:

Month	Minimum Consolidated EBITDA
May, 2002	$2,507,000
June, 2002	$4,745,000
July, 2002	$8,953,000

(iii) The definition of “Applicable Base Rate Margin/Applicable Canadian Prime Rate Margin” set forth in Section 10 of the Credit Agreement is hereby amended by deleting the table at the end of such definition and replacing it with the following new table:

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Leverage Ratio	Applicable Base Rate Margin	Applicable Canadian Prime Rate Margin
Greater than or equal to 3.5:1	1.500%	1.500%
Less than 3.5:1 but greater than or equal to 3.0:1	1.250%	1.250%
Less than 3.0:1 but greater than or equal to 2.5:1	1.000%	1.000%
Less than 2.5:1	.500%	.500%

(iv)  The definition of “Applicable Revolver Eurodollar Margin” set forth in Section 10 of the Credit Agreement is hereby amended by deleting the table at the end of such definition and replacing it with the following new table:

Leverage Ratio	Applicable Revolver Eurodollar Rate Margin
Greater than or equal to 3.5:1	2.250%
Less than 3.5:1.0 but greater than or equal to 3.0:1	2.000%
Less than 3.0:1 but greater than or equal to 2.5:1	1.850%
Less than 2.5:1 but greater than or equal to 2.0:1	1.375%
Less than 2.0:1	1.200%

(v)  The definition of “Applicable Term Eurodollar Margin” set forth in Section 10 of the Credit Agreement is hereby amended by deleting the table at the end of such definition and replacing it with the following new table:

Leverage Ratio	Applicable Term Eurodollar Rate Margin
Greater than or equal to 3.5:1.0	3.000%
Less than 3.5:1.0 but greater than or equal to 3.0:1.0	2.750%
Less than 3.0:1 but greater than or equal to 2.5:1	2.500%
Less than 2.5:1	2.000%

3.    Waiver Termination Date, etc.    The foregoing waivers and amendments shall not apply to any other provision of the Credit Agreement, shall be limited precisely as written and shall terminate on the earliest to occur of (A) July 15, 2002; (B) non-compliance with any of the covenants set forth below; (C) a failure by Workflow, by June

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15, 2002, to either (i) enter into (x) definitive documentation with a third party purchaser regarding the disposition of a specified Subsidiary in consideration for a minimum amount of Net Cash Proceeds acceptable to the Agent and the Lenders and otherwise on terms and conditions reasonably satisfactory to the Agent (the “Disposition”) and (y) a second amended and restated credit agreement in form and substance satisfactory to the Agent and the Required Lenders (the “Second Credit Agreement”), or (ii) obtain a credit rating from S&P or Moody’s of at least B3/B- or the equivalent thereof; and (D) in the event that Workflow enters into documentation with respect to each of the Disposition and the Second Credit Agreement, the failure to close such transactions, and for such documentation to be effective, on or prior to June 30, 2002 (the “Waiver Termination Date”).

From and after the Waiver Termination Date, the Specified Defaults shall be Events of Default for all purposes of the Credit Agreement and the other Credit Documents unless such Events of Default are waived in writing by the Required Lenders, or the Credit Agreement is amended to provide otherwise, in each case, effective on or prior to the Waiver Termination Date. The Agent and the Lenders expressly reserve all rights and remedies available to them (i) from and after the Waiver Termination Date as a result of the Specified Defaults and (ii) as a result of any Defaults or Events of Default other than the Specified Defaults.

In the event that the Waiver Termination Date occurs as a result of clause (C) above or clause (B) above, solely as a result of a failure to comply with the covenant set forth in Section 4(c) below, then, in each case, the parties hereto hereby agree that the Credit Agreement shall be amended and restated on the applicable Waiver Termination Date generally in accordance with the terms and conditions set forth on the term sheet attached hereto as Exhibit A and containing such other or different terms and conditions as may be acceptable to the Borrowers, the Agent and the Required Lenders; and, subject thereto, the parties hereto hereby agree to enter into such amendment and restatement, effective not later than the applicable Waiver Termination Date, and to take all such actions in connection therewith as may be reasonably requested by the Agent.

4.    Covenants.    So long as this letter agreement is in effect, the Borrowers covenant and agree with the Agent and the Lenders as follows:

(a)  with respect to amounts payable during the Limited Waiver Period pursuant to earn-out formulas contained in any asset or stock purchase agreement to which the Borrowers or any of their Subsidiaries are party, the Borrowers or such Subsidiaries, as the case may be, shall use their best efforts to enter into arrangements with the Persons entitled to receive such earn-out payments, pursuant to which such Persons agree that such payments shall be deferred and payable only after June 15, 2002.

(b)  the Borrowers hereby acknowledge and agree that in the event that the Waiver Termination Date occurs as a result of Section 3(C) or Section 3(B),

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solely as a result of the failure to comply with the covenant set forth in clause (c) below, the earn-out payments referred to in clause (a) above shall be fully subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Agent.

(c)  in the event that Workflow elects not to pursue the Disposition and instead obtains the minimum credit rating referred to in Section 3(C)(ii) by June 15, 2002, it shall, on or prior to July 15, 2002, consummate the issuance of Indebtedness, the Net Cash Proceeds of which shall be in a minimum amount equal to the then outstanding Obligations and shall, upon receipt thereof, cause such Net Cash Proceeds to be paid over to the Agent for immediate application to the payment in full in cash of such Obligations, which shall be accompanied by the permanent termination of each Lender’s Commitment to make further Loans or other extensions of credit to the Borrowers under or in respect of the Credit Agreement.

(d)  notwithstanding anything in the Credit Agreement to the contrary, none of the U.S. Credit Parties shall effect transfers of assets to any Canadian Credit Party, other than in the ordinary course of business and consistent with past business practices.

5.    Condition to Effectiveness.    The limited waivers and amendments set forth in this letter agreement shall become effective upon (a) receipt by the Agent of a copy of this letter agreement, duly executed by each of the Borrowers, the Agent and the Required Lenders and (b) receipt by the Agent, for the pro rata account of each of the Lenders who has executed and delivered a copy of this letter agreement on or before 12:00 noon (EST) on May 29, 2002, of the amendment fee referred to in the Original Waiver.

6.    No Present Claims.    The Borrowers acknowledge and agree that, based upon the facts and circumstances existing as of the date hereof: (i) the Borrowers have no claim or cause of action against any of the Lenders or the Agent (or any of their directors, officers, employees, agents or affiliates); (ii) the Borrowers have no offset right, counterclaim or defense of any kind against any of the Obligations, indebtedness or liabilities to the Lenders and the Agent; and (iii) each of the Lenders and the Agent has heretofore performed and satisfied in a timely manner all of its obligations to the Borrowers. The Lenders and the Agent wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of their rights, interests, contracts, collateral security or remedies. Therefore, the Borrowers unconditionally release, waive and forever discharge (a) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any of the Lenders or the Agent to the Borrowers, except the obligations to be performed by the Lenders or the Agent hereafter as expressly stated in this Agreement and the other Credit Documents, and (b) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether known or unknown, which the Borrowers might otherwise have against any of the Lenders or the Agent or

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any of their directors, officers, employees, agents or affiliates for their respective actions or omissions occurring prior to the date hereof, in either case (a) or (b) above, on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the date hereof.

7.    Miscellaneous.    No waiver herein granted or agreement herein made shall extend beyond the Limited Waiver Period, nor shall anything contained herein be deemed to imply any willingness of the Agent or the Lenders to agree to, or otherwise prejudice any rights of the Agent or the Lenders with respect to, any similar waivers, amendments or agreements that may be requested for any future period. Except as specifically waived or amended hereby, each of the terms and conditions of the Credit Agreement and the other Credit Documents are hereby ratified and confirmed and shall remain in full force and effect. Nothing contained herein shall in any way prejudice, impair or effect any rights or remedies of the Lenders or the Agent under the Credit Agreement and the other Credit Documents.

This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

THIS LETTER AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICTS OF LAW).

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Please acknowledge your acceptance of the foregoing by executing and returning this letter agreement to the attention of Brian Valenti, Vice President, at Fleet National Bank, 100 Federal Street, Boston, Massachusetts 02110.

Very truly yours,

FLEET NATIONAL BANK, as Agent and as a Lender

By:	/s/ BRIAN P. VALENTI
Name: Brian P. Valenti Title: Vice President

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BANK ONE, N.A.

By:	/s/ MICHELE L. QUENTIN
Name: Michele L. Quentin Title: Assistant Vice President

COMERICA BANK

By:	/s/ GERALD R. FINNEY, JR.
Name: Gerald R. Finney, Jr. Title: Vice President

BANK OF AMERICA

By:	/s/ BARBARA P. LEVY
Name: Barbara P. Levy Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ UNION BANK OF CALIFORNIA, N.A.
Name: Title:

NATIONAL CITY BANK

By:	/s/ JOHN PLATEK
Name: John Platek Title: Assistant Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ ROGER N. ARSHAM
Name: Roger N. Arsham Title: First Vice President

CHEVY CHASE BANK, F.S.B.

By:	/s/ DORY HALATI
Name: Dory Halati Title: Vice President

ACCEPTED, AGREED AND ACKNOWLEDGED:

WORKFLOW MANAGEMENT, INC.

BY:	/s/ MICHAEL L. SCHMICKLE
Name: Michael L. Schmickle Title: Executive Vice President and Chief Financial Officer

DATA BUSINESS FORMS LIMITED

BY:	/s/ DM ODELL
Name: DM Odell Title: President